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                                                                 Exhibit 4.2

                      THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                            c/o Prudential Capital Corporation
                                    Three Gateway Center
                                  Newark, New Jersey 07102


                                           As of September 11, 1992




CONE MILLS CORPORATION
1201 Maple Street
Greensboro, North Carolina 27405


      Attn: Mr. John Bakane, Chief Financial Officer


Ladies and Gentlemen:


      This letter is to amend that certain Note Agreement dated as of August 13, 1992 (the "Note Agreement") between Cone Mills Corporation (the "Company") and The Prudential Insurance Company of America
("Prudential").


      Pursuant to Paragraph 11C of the Note Agreement, Prudential and the Company hereby agree that the current Exhibit C to the Note
Agreement shall be replaced in its entirety with a new Exhibit C in the form attached.


      Except as amended herein, all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect.


      If the Company agrees to this amendment, please sign each copy of this letter enclosed and return two of them to Prudential, whereupon this letter shall become a binding agreement as of the date first above written.


                                   Very truly yours,


                                   THE PRUDENTIAL INSURANCE
                                    COMPANY OF AMERICA

                                   By: /s/ Charles King
                                       ----------------
                                       Vice President

(Signatures Continued on Following Page)

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Cone Mills Corporation
September 11, 1992
Page 2




Agreed to and accepted
as of September 11, 1992.


CONE MILLS CORPORATION


By: /s/ David E. Bray
    -----------------
    Treasurer



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                                                   EXHIBIT C
                                                          to
                                              Note Agreement


                    Permitted Liens


All Liens or obligations arising out of or existing under the following agreements or circumstances:

1.   Exclusive Supply Agreement with Levi Strauss dated
     March 30, 1992.

2.   March 20, 1992 Judgment of the U.S. District Court in
     William J. Elmore et al. v. Cone Mills Corporation et al. (secured on appeal), including, but not limited to any escrow arrangements to the extent such judgment lien does not violate Paragraph 7A of the Note
     Agreement.

3.   Receivables Purchase Agreement between the Company and
     Delaware Funding Corporation dated August 11, 1992.

Any common law right of set off or banker's lien of the following:

1. Delaware Funding Corporation ("DFC") under the Receivables Purchase Agreement (as defined in the Note Agreement) so long as the Letter Agreement dated August 13, 1992 between DFC and the Prudential Insurance Company of America and Morgan Guaranty Trust Company of New York, as agent for the Banks is in full force and effect;

2. Any bank a party to the Credit Agreement (as defined in the Note Agreement); and

3. Any other financial institution with which the Company does not have any arrangement or accommodation for Funded Debt (including a lock box account under the Receivables Purchase Agreement); except as permitted in the following paragraph 4.

4. Bank of America but only for a Lock Box Account of or for the Company under the Receivables Purchase
     Agreement and only if the Company does not at any time have any Indebtedness to Bank of America.